Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, INC. ANNOUNCES 2010 4th QUARTER

AND FULL-YEAR FINANCIAL AND OPERATIONAL RESULTS

2010 Net Income of $68 Million; Adjusted Earnings of $43 Million

Full-year 2010 Production of 6.7 Million BOE or 18,241 BOE/d

Average Lifting Costs of $12.65 per BOE

DENVER, COLORADO, February 22, 2011 /Marketwire/ — Venoco, Inc. (NYSE: VQ) today reported financial and operational results for the fourth quarter and full-year 2010.  The company reported net income for the year of $68 million. Total revenues for the year were $295 million, realized commodity derivative gains were $54 million, and unrealized commodity derivative gains were $39 million.

Adjusted Earnings, which adjusts for unrealized derivative gains and losses and certain one-time charges were $43 million for the year, up from $31 million for 2009, primarily as a result of higher commodity prices realized throughout 2010.  Adjusted EBITDA was $218 million in 2010, up 10% from $198 million for 2009.  Please see the end of this release for definitions of Adjusted Earnings and Adjusted EBITDA and a reconciliation of those measures to net income/loss.

Highlights for 2010 included the following:

•                  Production of 6.7 million barrels of oil equivalent (MMBOE) for the year or 18,241 BOE per day (BOE/d).

•                  Lifting costs remained flat with 2009 levels, averaging $12.65 per BOE in 2010.

•                  Paid down debt $61MM during year while building onshore Monterey shale asset.

Venoco 4Q & Year-End 2010 Results

•                  Proved reserves of 85.1 MMBOE as of December 31, 2010, relatively flat with year-end 2009 proved reserves when adjusted for production and asset sales.

“Last year we invested in the science of the onshore Monterey shale and I’m pleased with the progress we’ve made in that area. I’m also happy with the results we saw from focusing on costs at our legacy assets. We were able to beat our LOE guidance while keeping production within 2% of guidance,” said Tim Marquez, Venoco’s Chairman and CEO.  “We believe we’ve made good progress advancing the science in 2010 on the Monterey shale, and see 2011 as the year we begin to execute on the development.”

Fourth Quarter and Full-Year Production

Production in the fourth quarter of 2010 of 17,328 BOE/d was down 4% from the third quarter of 2010 and down 7% from the fourth quarter of 2009 (pro forma for the sale of the company’s producing Texas assets). Fourth quarter production was negatively impacted by mechanical failures and heavy rains that delayed projects.

“As we previously announced, we had a number of relatively minor issues in 2010 that in total caused us to slightly miss our annual production guidance,” commented Mr. Marquez.  “The new year is off to a good start.  Production from our legacy Southern California assets has recovered from a dip in the fourth quarter.  We expect our production from those assets and the Sacramento Basin to be relatively flat in 2011 and that production growth will come from our planned onshore Monterey shale drilling,” added Mr. Marquez.

The following table details the company’s daily production by region (BOE/d):

				Full Year
Region	4Q 2009	3Q 2010	4Q 2010	2009	2010
Sacramento Basin	10,227	10,284	10,163	10,230	10,033
Southern California	8,354	7,803	7,165	8,523	7,745
Texas	1,498	—	—	1,869	463
Total	20,079	18,087	17,328	20,622	18,241

Fourth Quarter and Full-Year Costs

Venoco’s fourth quarter 2010 lease operating expenses of $12.61 per BOE were up slightly from $12.44 per BOE in the third quarter due primarily to lower production levels in the fourth quarter compared to the third quarter. The company’s full-year 2010 lease operating expenses of $12.65 per BOE were below the company’s guidance of $13.00 per BOE.

	Quarter Ended			Year Ended		Full Year 2010
UNAUDITED (per BOE)	12/31/09	9/30/10	12/31/10	12/31/09	12/31/10	Guidance
Lease Operating Expenses	$12.85	$12.44	$12.61	$12.65	$12.65	$13.00
Production/Property Taxes	0.72	1.05	0.87	1.35	1.01	1.15
DD&A Expense	11.35	11.70	12.74	11.46	11.79	12.00
G&A Expense (1)	5.49	4.31	4.93	4.63	4.78	4.70
Interest Expense (2)	8.64	9.08	9.46	8.28	9.17	8.10
Total	$39.05	$38.58	$40.61	$38.37	$39.40	$38.95

(1)          Net of amounts capitalized and excluding stock-based compensation costs and Texas severance costs.  See the end of this release for a reconciliation of G&A per BOE.

(2)          Includes interest expense, realized (gain) loss on interest rate swap and amortization of deferred loan fees.

Capital Investment 2010

Venoco’s 2010 capital expenditures for development and other spending were $218 million, including $158 million for drilling and rework activities, $12 million for facilities, and the remaining $48 million for land, seismic and capitalized G&A costs.  In addition, the company also spent $2 million for acquisitions of proved properties targeting the onshore Monterey shale formation.  Total costs incurred in 2010 for the company’s E&P operations were $215 million (including a reduction in asset retirement obligations of $5 million).

In 2010 the company spent $104 million or 47% of its capital expenditures in the Sacramento Basin.  The company spud 93 wells, completed 75 wells, performed 213 recompletions, and hydraulically fractured 12 wells in the basin during 2010.  The company plans to reduce activity levels in the basin in 2011 as a result of depressed natural gas prices and the company’s increased focus on oil-based Monterey shale activities. The company’s 2011 capital expenditure budget for the Sacramento Basin of $60 million includes 40 wells, 220 recompletions, and 20 hydraulic fractures. The company identified several anomalies from 3D seismic data on lands it acquired in 2009 and drilled a successful discovery well in December on one of these anomalies — it is an extension of the Grimes field and tested at a rate of about 2 million cubic feet per day.  The company has two additional locations on this anomaly that it plans to drill later this year.  It recently TD’d a well on a second anomaly that appears to be another good well, and plans to drill a well on a third anomaly this spring.  The company expects 2011 activity levels to result in average daily production in 2011 that is roughly flat compared to 2010 average daily production; however production is expected to decline throughout the year as a result of the lower activity.

The company’s Southern California legacy fields accounted for $39 million or 18% of its 2010 capital expenditures.  Projects completed during the year include the completion of two wells at the West Montalvo field and a dual-completion well at the Sockeye field that produces from the Monterey shale formation and enhances the sweep of the field’s waterflood by injecting water into the Upper Topanga formation. At the South Ellwood field, the company performed six recompletions and continued work to advance the permitting process for the field’s proved undeveloped locations and performed facilities work required to begin drilling those locations.  The company’s 2011 capital expenditure budget of $40 million for legacy Southern California properties includes plans to drill four wells and perform additional recompletions in order to keep average daily production in 2011 relatively flat with 2010 average daily production.

The company significantly increased its capital expenditures on its onshore Monterey shale development in 2010, spending approximately $74 million or 34% of its 2010 capital expenditures on the emerging play.  The company spud 11 gross wells during the year including seven vertical “science” wells and four horizontal wells.  The company completed the first half of the joint 3D seismic shoot over its acreage in the San Joaquin Basin during 2010.  The company’s 2011 capital expenditure budget for the onshore Monterey shale development is $100 million; however, the company may allocate additional capital to the Monterey shale program as the year progresses.

“Our 2010 drilling program in the Monterey was focused on gathering core and log data, to better understand reservoir behavior in some of our prospect areas,” commented Mr. Marquez.  “With the vertical wells we drilled in 2010, we have been able to de-risk a portion of our acreage by identifying pay intervals.  We will continue the data gathering in additional prospects while being very focused on optimizing our drilling and completion efforts in 2011.”

Reserves Review

As previously announced, the company’s proved oil and gas reserves as of December 31, 2010 were 85.1 MMBOE using SEC benchmark pricing.  Year-end 2010 reserves were relatively flat with year-end 2009 reserves, net of production and pro forma for the second quarter 2010 sale of Texas assets and the December sale of the Gato Ridge field.  Though permitted by new SEC guidance regarding oil and gas reserves, the company’s year-end reserve report did not utilize statistical methods for booking undeveloped oil and gas reserves; rather, the methodologies used were consistent with those used in prior years.

The pre-tax PV-10 of the company’s reserves using SEC pricing of $79.43 per barrel for oil and $4.38 per MMBTU for gas is $1.1 billion.  The company’s estimate of reserves using a year-end NYMEX 5-year forward strip pricing is 86.1 MMBOE, with a pre-tax PV-10 of $1.6 billion.  See the end of this release for a reconciliation of PV-10 to a standardized measure of discounted future net cash flows.

Balance Sheet & Liquidity

In February 2011, Venoco completed two capital raising transactions which provided additional liquidity. First, the company issued 4.0 million shares of common stock and received net proceeds of approximately $71.4 million from the sale of the shares after deducting estimated offering related expenses.  Second, the company issued $500 million of 8.875% senior unsecured notes, which are due in February 2019. The company received net proceeds of approximately $489.7 million from the transaction after deducting offering related expenses.  The proceeds from the two transactions were used to repay the outstanding principal and accrued interest related to the company’s second lien term loan, settle the related interest rate swap contracts and fully repay the outstanding balance on the company’s revolving credit facility. Estimated remaining cash on hand from the transactions after the indicated uses of proceeds and estimated offering related expenses was $21.1 million.

“We are extremely pleased with the re-financing and resulting enhanced liquidity — we replaced secured debt and the interest rate swap that had us locked in at about 8% with the unsecured debt at 8.875% while extending the maturity almost five years to 2019,” said Mr. Marquez.  “We were able to pay our revolver balance down to zero and we have cash on hand.”

The company expects to fund its 2011 capital expenditure budget of approximately $200 million primarily with cash flow from operations, supplemented with borrowings under its revolving credit facility and proceeds from the equity transaction completed in February 2011. Additionally, the company continues to pursue joint venture transactions related to its Monterey shale development project.

2011 Guidance

The following summarizes the company’s 2011 guidance:

•                  Production: 19,500 BOE/d

•                  Capital Budget: $200 million

•                  Lease Operating Expenses: $14.25 per BOE

•                  G&A Expenses (excluding stock-based compensation): $4.75 per BOE

•                  DD&A: $13.00 per BOE

Earnings Conference Call

Venoco will host a conference call to discuss results today, Tuesday, February 22, 2011 at 11:00 a.m. Eastern time (9 a.m. Mountain).  The conference call will be webcast and those wanting to listen may do so by using a link on the Investor Relations page of the company’s website at http://www.venocoinc.com.  Those wanting to participate in the Q & A portion can call (866) 730-5763 and use conference code 34915104.  International participants can call (857) 350-1587 and use the same conference code.

A replay of the conference call will be available for one week by calling (888) 286-8010 or, for international callers, (617) 801-6888, and using passcode 37030244.  The replay will also be available on the Venoco website for 30 days.

The company will post slides on the Investor Relations page of its website today prior to the call.

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties primarily in California.  Venoco operates three offshore platforms in the Santa Barbara

Channel, has non-operated interests in three other platforms, operates three onshore properties in Southern California, and has extensive operations in Northern California’s Sacramento Basin.

Forward-looking Statements

Statements made in this news release relating to Venoco’s future production, expenses, capital expenditures and development projects, the expected rate of return on drilling projects and all other statements except statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, the timing and results of drilling and other development activities, the availability and cost of obtaining drilling equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by third parties. The company’s activities with respect to the onshore Monterey Shale and other projects are subject to numerous operating, geological and other risks and may not be successful. The company’s results in the onshore Monterey Shale will be subject to greater risks than in areas where it has more data and drilling and production experience. Results from the company’s onshore Monterey Shale project will depend on, among other things, its ability to identify productive intervals and drilling and completion techniques necessary to achieve commercial production from those intervals. All forward-looking statements are made only as of the date hereof and the company undertakes no obligation to update any such statement. Further information on risks and uncertainties that may affect the Company’s operations and financial performance, and the forward-looking statements made herein, is available in the company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein. For further information, please contact Mike Edwards, Vice President, (303) 626-8320; http://www.venocoinc.com; E-Mail investor@venocoinc.com.

Source: Venoco, Inc.

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OIL AND NATURAL GAS PRODUCTION AND PRICES

	Quarter Ended			Quarter Ended			Year Ended
UNAUDITED	9/30/10	12/31/10	% Change	12/31/09	12/31/10	% Change	12/31/09	12/31/10	% Change
Production Volume:
Oil (MBbls) (1)	682	629	-8%	809	629	-22%	3,402	2,792	-18%
Natural Gas (MMcf)	5,892	5,791	-2%	6,230	5,791	-7%	24,748	23,196	-6%
MBOE	1,664	1,594	-4%	1,847	1,594	-14%	7,527	6,658	-12%
Daily Average Production Volume:
Oil (Bbls/d)	7,413	6,837	-8%	8,793	6,837	-22%	9,321	7,649	-18%
Natural Gas (Mcf/d)	64,043	62,946	-2%	67,717	62,946	-7%	67,803	63,551	-6%
BOE/d	18,087	17,328	-4%	20,079	17,328	-14%	20,622	18,241	-12%
Oil Price per Barrel Produced (in dollars):
Realized price before hedging	$65.88	$74.58	13%	$64.33	$74.58	16%	$50.60	$68.86	36%
Realized hedging gain (loss)	(1.28)	(3.02)	136%	(10.07)	(3.02)	-70%	(0.95)	(1.77)	86%
Net realized price	$64.60	$71.56	11%	$54.26	$71.56	32%	$49.65	$67.09	35%
Natural Gas Price per Mcf (in dollars):
Realized price before hedging	$3.93	$3.96	1%	$4.59	$3.96	-14%	$3.84	$4.34	13%
Realized hedging gain (loss)	1.99	2.15	8%	2.06	2.15	4%	2.58	1.70	-34%
Net realized price	$5.92	$6.11	3%	$6.65	$6.11	-8%	$6.42	$6.04	-6%
Expense per BOE (in dollars):
Lease operating expenses	$12.44	$12.61	1%	$12.85	$12.61	-2%	$12.65	$12.65	0%
Production and property taxes	$1.05	$0.87	-17%	$0.72	$0.87	21%	$1.35	$1.01	-25%
Transportation expenses	$1.65	$1.64	-1%	$0.81	$1.64	102%	$0.42	$1.37	226%
Depreciation, depletion and amortization	$11.70	$12.74	9%	$11.35	$12.74	12%	$11.46	$11.79	3%
General and administrative (2)	$4.97	$5.72	15%	$5.83	$5.72	-2%	$4.91	$5.64	15%
Interest expense	$6.08	$6.30	4%	$5.79	$6.30	9%	$5.44	$6.10	12%

(1)  Amounts shown are oil production volumes for offshore properties and sales volumes for onshore properties (differences between onshore production and sales volumes are minimal). Revenue accruals are adjusted for actual sales volumes since offshore oil inventories can vary significantly from month to month based on the timing of barge deliveries, oil in tanks and pipeline inventories, and oil pipeline sales nominations.

(2)  Net of amounts capitalized.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Quarter Ended		Year Ended
UNAUDITED (In thousands)	9/30/10	12/31/10	12/31/09	12/31/10	12/31/09	12/31/10
REVENUES:
Oil and natural gas sales	$68,905	$71,275	$79,715	$71,275	$267,163	$290,608
Other	1,507	791	784	791	3,331	4,684
Total revenues	70,412	72,066	80,499	72,066	270,494	295,292
EXPENSES:
Lease operating expense	20,707	20,103	23,728	20,103	95,213	84,255
Production and property taxes	1,742	1,387	1,333	1,387	10,128	6,701
Transportation expense	2,750	2,613	1,487	2,613	3,163	9,102
Depletion, depreciation and amortization	19,475	20,313	20,961	20,313	86,226	78,504
Accretion of asset retirement obligation	1,518	1,592	1,591	1,592	5,765	6,241
General and administrative	8,264	9,119	10,775	9,119	36,939	37,554
Total expenses	54,456	55,127	59,875	55,127	237,434	222,357
Income from operations	15,956	16,939	20,624	16,939	33,060	72,935
FINANCING COSTS AND OTHER:
Interest expense	10,117	10,045	10,702	10,045	40,984	40,584
Interest rate derivative realized (gains) losses	4,495	4,531	4,628	4,531	18,479	18,094
Interest rate derivative unrealized (gains) losses	6,553	(9,561)	(1,643)	(9,561)	(1,803)	13,724
Amortization of deferred loan costs	499	507	638	507	2,862	2,362
Loss on extinguishment of debt	—	—	7,911	—	8,493	—
Commodity derivative realized (gains) losses	(10,863)	(29,632)	(4,681)	(29,632)	(68,429)	(53,501)
Commodity derivative unrealized (gains) losses and amortization of derivative premiums	(10,033)	37,514	20,923	37,514	94,172	(14,548)
Total financing costs and other	768	13,404	38,478	13,404	94,758	6,715
Income (loss) before taxes	15,188	3,535	(17,854)	3,535	(61,698)	66,220
Income tax provision (benefit)	(200)	(900)	(10,100)	(900)	(14,400)	(1,300)
Net income (loss)	$15,388	$4,435	$(7,754)	$4,435	$(47,298)	$67,520

Weighted average common shares outstanding:
Basic	52,410	53,451	50,909	53,451	50,805	52,249
Diluted	53,259	53,817	50,909	53,817	50,805	53,018

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

UNAUDITED ($ in thousands)	12/31/09	12/31/10
ASSETS
Cash and cash equivalents	$419	$5,024
Accounts receivable	33,853	29,602
Inventories	6,139	6,229
Prepaid expenses and other current assets	4,276	4,585
Income tax receivable	3,116	931
Deferred income taxes	8,400	—
Commodity derivatives	34,611	26,407
Total current assets	90,814	72,778
Net property, plant and equipment	619,430	648,044
Total other assets	29,299	30,101
TOTAL ASSETS	$739,543	$750,923
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$56,855	$45,396
Interest payable	4,885	5,538
Commodity and interest derivatives	49,709	33,483
Total current liabilities	111,449	84,417
LONG-TERM DEBT	695,029	633,592
COMMODITY AND INTEREST DERIVATIVES	15,076	23,430
ASSET RETIREMENT OBLIGATIONS	92,485	93,721
Total liabilities	914,039	835,160
Total stockholders’ equity	(174,496)	(84,237)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$739,543	$750,923

GAAP RECONCILIATIONS

Adjusted Earnings and Adjusted EBITDA

In addition to net income (loss) determined in accordance with GAAP, we have provided in this release our Adjusted Earnings and Adjusted EBITDA for recent periods.  Both Adjusted Earnings and Adjusted EBITDA are non-GAAP financial measures that we use as supplemental measures of our performance.

We define Adjusted Earnings as net income (loss) before the effects of the items listed in the table below.  We calculate the tax effect of reconciling items by re-performing our period-end tax calculation excluding the reconciling items from earnings.  The difference between this calculation and the tax expense/benefit recorded for the period results in the tax effect disclosed below.  We believe that Adjusted Earnings facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to our ongoing operations. Adjusted Earnings should not be considered a substitute for net income (loss) as reported in accordance with GAAP.

We define Adjusted EBITDA as net income (loss) before the effects of the items listed in the table below.  Because the use of Adjusted EBITDA facilitates comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business.

We present Adjusted Earnings and Adjusted EBITDA because we consider them to be important supplemental measures of our performance.  Neither Adjusted Earnings nor Adjusted EBITDA is a measurement of our financial performance under GAAP and neither should be considered as an alternative to net income (loss), operating income or any other performance measure derived in accordance with GAAP, as an alternative to cash flow from operating activities or as a measure of our liquidity. You should not assume that the Adjusted Earnings or Adjusted EBITDA amounts shown are comparable to similarly named measures disclosed by other companies.

	Quarter Ended			Year Ended
UNAUDITED ($ in thousands)	12/31/09	9/30/10	12/31/10	12/31/09	12/31/10
Adjusted Earnings Reconciliation
Net Income	$(7,754)	$15,388	$4,435	$(47,298)	$67,520
Plus:
Unrealized commodity (gains) losses	14,924	(15,690)	29,678	71,511	(39,356)
Unrealized interest rate derivative (gains) losses	(1,643)	6,553	(9,561)	(1,803)	13,724
Texas severance costs	—	—	—	—	1,254
Loss on extinguishment of debt	7,911	—	—	8,493	—
Tax effects	(344)	—	—	(276)	—
Adjusted Earnings	$13,094	$6,251	$24,552	$30,627	$43,142

	Quarter Ended			Year Ended
UNAUDITED ($ in thousands)	12/31/09	9/30/10	12/31/10	12/31/09	12/31/10
Adjusted EBITDA Reconciliations:
Net income	$(7,754)	$15,388	$4,435	$(47,298)	$67,520
Interest expense	10,702	10,117	10,045	40,984	40,584
Interest rate derivative (gains) losses - realized	4,628	4,495	4,531	18,479	18,094
Income taxes	(10,100)	(200)	(900)	(14,400)	(1,300)
DD&A	20,961	19,475	20,313	86,226	78,504
Accretion of asset retirement obligation	1,591	1,518	1,592	5,765	6,241
Amortization of deferred loan costs	638	499	507	2,862	2,362
Loss on extinguishment of debt	7,911	—	—	8,493	—
Share-based payments	824	1,387	1,535	2,824	5,653
Texas severance costs	—	—	—	—	1,254
Amortization of derivative premiums and other comprehensive loss	6,511	5,657	7,836	24,985	24,808
Unrealized commodity derivative (gains) losses	14,924	(15,690)	29,678	71,511	(39,356)
Unrealized interest rate derivative (gains) losses	(1,643)	6,553	(9,561)	(1,803)	13,724
Adjusted EBITDA	$49,193	$49,199	$70,011	$198,628	$218,088

We also provide per BOE G&A expenses excluding share-based compensation charges and one-time severance charges related to Texas divestiture.  We believe that these non-GAAP measures are useful in that the items excluded do not represent cash expenses directly related to our ongoing operations.  These non-GAAP measures should not be viewed as an alternative to per BOE G&A expenses as determined in accordance with GAAP.

	Quarter Ended			Year Ended
UNAUDITED ($ in thousands, except per BOE amounts)	12/31/09	9/30/10	12/31/10	12/31/09	12/31/10

G&A per BOE Reconciliation

G&A expense	$10,775	$8,264	$9,119	$36,939	$37,554
Less:
Share-based compensation expense	(634)	(1,097)	(1,255)	(2,124)	(4,503)
Texas severance costs	—	—	—	—	(1,254)
G&A Expense Excluding Share-Based Comp	10,141	7,167	7,864	34,815	31,797
MBOE	1,847	1,664	1,594	7,527	6,658
G&A Expense per BOE Excluding Share-Based Comp	$5.49	$4.31	$4.93	$4.63	$4.78

PV-10

The present value of future net cash flows (PV-10 value) is a non-GAAP measure because it excludes income tax effects. Management believes that before-tax cash flow amounts are useful for evaluative purposes since future income taxes, which are affected by a company’s unique tax position and strategies, can make after-tax amounts less comparable. We derive PV-10 value based on the present value of estimated future revenues to be generated from the production of proved reserves, net of estimated production and future development costs and future plugging and abandonment costs, using the arithmetic twelve-month average of the first of the month prices without giving effect to hedging activities or future escalation, and costs as of the date of estimate without future escalation, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion, amortization and impairment and income taxes, and discounted using an annual discount rate of 10%. Management also believes that the PV-10 based on the NYMEX 5-year forward strip pricing is useful for evaluative purposes since the use of a strip price provides a measure based on current market perception.

The following table reconciles the standardized measure of future net cash flows to PV-10 value (in thousands):

UNAUDITED ($ in thousands)	12/31/2010

Standardized measure of discounted future net cash flows	$902,901
Add: Present value of future income tax discounted at 10%	225,795
PV-10 at year end SEC prices	1,128,696
Add: Effect of five year NYMEX strip at December 31, 2010	440,514
PV-10 at five year NYMEX strip at December 31, 2010	$1,569,210

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